Central Federal Corporation Investment Overview

Legal Disclaimer
This Investor Presentation (“Presentation”) has been produced by Central Federal Corporation (“CFC”) solely for use at this investor presentation held in connection with the rights offering and public offering of Common Stock of CFC (together, the “Offering”), and may not be reproduced or redistributed, in whole or in part, to any other person.
CFC has filed a registration statement (“Registration Statement”), including a prospectus (“Prospectus”) with the Securities and Exchange Commission (“SEC”) for the
Offering of its Common Stock to which this Presentation relates. Before you decide whether to invest, you should read the Prospectus in that registration statement for more
complete information about CFC and this Offering.   You may obtain these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, CFC or
ParaCap Group, LLC, financial advisor and information agent, will arrange to send to you the Prospectus if you request by calling (866) 719-5037.
Statements contained in, or incorporated by reference into this Presentation that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of CFC’s or CFBank’s management or Boards of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will,"
"intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences: a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense; changes in interest rates that may reduce net interest margin and impact funding sources; our ability to maintain sufficient liquidity to continue to fund our operations; our ability to reduce our high level of nonperforming assets and operating expenses; changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits; the possibility of other-than-temporary impairment of securities held in our securities portfolio; results of examinations of CFC and CFBank by the Regulators, including the possibility that the Regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets; our ability to meet the requirements of the CFC and CFBank Cease and Desist Orders issued by Regulators; our ability to generate profits in the future is unlikely without additional capital; the uncertainties arising from CFC’s participation in the TARP Capital Purchase Program, including the impact on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; changes in tax laws, rules and regulations; various monetary and fiscal policies and regulations, including those determined by the Fed, the FDIC and the OCC; competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions; our ability to grow our core businesses; technological factors which may affect our operations, pricing, products and services; unanticipated litigation, claims or assessments; and management's ability to manage these and other risks.
Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  CFC believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in the Presentation speak only as of the date of the Presentation.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Executive Summary

Why Invest in a Community Bank Today? Which Community Banks Are and Will Be Successful? Why CFBK? Executive Summary 1 2 3 4

Changes at CFBK in the Past Two Years

5
Promoted new CEO and President
in May
2010
Engaged two different independent loan review firms and a consulting firm to assess asset quality, workout strategies and performance
Began process of reducing nonperforming assets
Strengthened allowance for loan losses
Re-engineered credit and workout operations
Retained a financial advisor to explore strategic alternatives
Attracted Timothy O’Dell, Thad Perry and Bob Hoeweler to lead the Company’s recapitalization

15,000
13,000
11,000
9,000
7,000
5,000
3,000
($000s)
12,265
13,234
14,066
13,053
13,024
14,566
11,850
9,522
7,650
10,671
8,306
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
2009
2010
2011
2012

CFBANK

Improved Asset Quality Non-Performing Assets 6 NPAs at 3/31/12 were down 43% from peak levels at 12/31/10

6.0
5.0
4.0
3.0
2.0
1.0
0.0
1.9
3.0
3.2
4.6
4.7
4.9
5.0
4.5
4.2
3.9
3.9
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
(%)
2009
2010
2011
2012

CFBANK

Strengthened Reserves Loan Loss Reserves / Gross Loans 7

Asset Quality Considerations
• Over the last five quarters, CFBK has reduced its non-performing assets by more than 40%, or $6.3 million
• Fresh capital should help accelerate the workout process
• Because of the Company’s present situation, lending has largely been curtailed and the existing loan portfolio is well seasoned
• There is an opportunity to further improve asset quality ratios simply by addressing pent up loan demand and reallocating excess liquidity

7,133,000 $        Preferred stock (net of the discount associated with the warrant valuation)
217,000              Value of warrant (included in paid in capital on balance sheet)
609,000             Accrued dividends (included in other liabilities on balance sheet)
7,959,000           Total TARP obligation at 3/31/12
3,000,000 $       Amount to be paid to Treasury
4,959,000 $     Discount on TARP retirement (after-tax)
6.01 $                 Pre-money per share equity equivalent
TARP Discount
Notes:  Amounts are as of 3/31/12 and TARP discount is predicated on a $22.5MM capital raise.
Central Federal deferred but accrued another TARP dividend payment of approximately $90,300 in May.
The impact of the TARP discount on Central Federal’s capital ratios is explained on the subsequent slide.

Pro Forma Capital Ratios

TARP
CFBK Offering Repurchase CFBK
(dollars in thousands) 3/31/2012 Adjustments (1) Adjustments Pro Forma
Consolidated Financial Summary
1 Total Reserves 5,641 $              - $                      - $                      5,641 $
2 Total Goodwill and Intangibles 79 - - 79
3 Trust Preferred 5,155 - - 5,155
4 Stockholders' Equity:
5 Preferred Stock 7,133 - (7,133) -
6 Unrealized Gain 493 - - 493
7 Common Stock
1,595 20,836 4,742 27,173
8 Total Stockholders' Equity
9,221 20,836 (2,391) 27,666
9 Total Capitalization
14,376 $            20,836 $            (2,391) $             32,821 $
Consolidated Financial Data
10 Consolidated Tangible Common Equity to Assets 0.83% 10.64%
11 Common Book Value Per Share 2.53 $                 1.75 $
12 Tangible Common Book Value Per Share (2) 2.43 $                 1.74 $
13 Offering Price / Tangible Book Value Per Share (2) 61.65% 86.05%
CFBank Regulatory Capital Ratios
14 Tier 1 Capital to Tangible Assets 5.39% 10.44%
15 Tier 1 Capital to Risk Weighted Assets 9.27% 18.25%
16 Total Risk-Based Capital to Risk Weighted Assets 10.55% 19.49%
Ownership
17 Shares Outstanding 825.710 15,000.000 0.000 15,825.710
(1)
(2)  Pre-money book value and price to tangible book do not include the impact of the expected $6.01 per share TARP discount.
Assumes gross proceeds of $22.5 million and an offering price of $1.50 per share, net of assumed fees and other transaction expenses.

I. Why Invest in a Community Bank Today? 11

Why Invest in a Community Bank Today?

Favorable year-over-year dynamics in the real estate market and economy
There are numerous attractive potential customers up for grabs, particularly small and medium-sized businesses, executives and professionals
Strong business model if derivatives and other complex financial instruments are avoided
Major deterioration in public perception of big banks
1
2
3
4

30
20
10
0
-10
-20
-30
-40
Jun-11
Aug-11
Oct-11
Dec-11
Feb-12
Apr-12
Jun-12
10.8%
(18.2%)

TOO BIG TO FAIL
NATIONAL
BANK TRANSFER
DAY NOV 5TH
AND BEYOND

Public Backlash Against Big Banks
Management believes:
• The financial crisis has caused a severe backlash against
the country’s Too Big To Fail banks.
• There has been a significant deterioration of the public’s, investors’ and regulators’ perception of these institutions.
• Both business and retail customers have experienced
deteriorating service levels, long decision periods and
high uncertainty in dealing with the larger banks.
• As a result, many Americans have called for a return to
smaller community banks through protests and organized
events such as the National Bank Transfer Day.
Stock Performance –
Last Twelve Months (%)
Too Big To Fail List as defined by the G-20 Financial Stability Board;
Includes:  Bank of America, Citi, Goldman Sachs, Wells Fargo,  State Street, Bank
of New York Mellon, JP Morgan, and Morgan Stanley

Source: SNL
S&P Bank Index
Too Big To Fail List

Favorable Economic Trends
•
Ohio has posted the fourth largest increase in jobs of all 50 states, on a year-over-year basis from May 2011, according to the Bureau of Labor Statistics
•
Since May 2011, Ohio has added 75,700 jobs, trailing only Texas, New York and California.
• All of CFBank’s markets have witnessed a notable decline in the unemployment rate over the last year:
In the East Liverpool-Salem MSA, the improving manufacturing base and increased investment in the Utica Shale region have caused the unemployment rate to decrease from 10.0% to 8.3% year-
over-year, nearly two times greater than the year-over-year rate of decline of the national unemployment rate.
The Akron MSA’s diverse economic base has also led to relatively strong job growth.  Akron’s unemployment rate declined from 8.4% to 7.0% year-over-year, a stronger decline than occurred statewide and nationally.
The Columbus MSA’s unemployment rate has been consistently lower than the state and national averages throughout the recession.  In April, the Columbus MSA’s unemployment rate was
6.4%,
significantly better than state and national figures.

215.00
195.00
175.00
155.00
135.00
115.00
95.00
75.00
2000
2000
2001
2002
2003
2003
2004
2005
2006
2006
2007
2008
2009
2009
2010
2011
2012
Cleveland, OH
Composite 20

Las Vegas -61.1%
Phoenix -51.3%
Miami -48.4%
Detroit -46.4%
Tampa -45.7%
Los Angeles -39.8%
San Francisco -39.6%
San Diego -39.2%
Chicago -36.9%
Atlanta -36.9%
Minneapolis -33.1%
Seattle -29.1%
Portland -28.0%
Washington DC -27.0%
New York -26.0%
Cleveland -20.1%
Boston -16.8%
Charlotte -16.2%
Denver -8.6%
Dallas -6.2%
Housing Market Stabilizing
Case-Shiller Home Price Index:
Cleveland versus National Average
Case-Shiller Percent
Decline From Market Peak

Ohio did not have as much of a housing bubble as some other parts of the country.  Management believes that the real estate market is stabilizing in the
Bank’s market area.

FIRSTMERIT	Huntington	Huntington
PNC	JPMorgan	UNITED COMMUNITY FINANCIAL CORP.
JPMorgan	PNC	PNC
KeyBank	FIFTH THIRD BANK	FARMERS NATIONAL BANC CORP.
Huntington	Nationwide	JPMorgan

CFBANK

Opportunity to Attract Customers & Talent
Akron MSA Columbus MSA East Liverpool MSA
Source: 2011 FDIC Deposit Market Share Data
1.
2.
3.
4.
5.
1.
2.
3.
4.
5.
1.
2.
3.
4.
5.

Top 5 Deposit Market Share Leaders in CFBK’s Markets

300
250
200
150
100
50
172 154 165 201 266 291 284 231 257 232 229 237 209 209 189 138 104 107 98 101
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 YTD

25.0
20.0
15.0
10.0
5.0
0.0
15.3 10.6 11.6 14.0 17.6 20.8 22.0 17.6 19.0 19.2 15.6 15.1 14.9 13.8 12.6 14.1 21.8 16.8 12.1 11.6
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 YTD

CFBANK

Industry Valuations Remain at Historic Lows 17 Price /Book and Price/LTM Earnings Multiples for SNL Bank Index Historic P/BV Multiples Historic P/E Multiples

II. Which Community Banks Are and Will Be Successful?

Which Community Banks Are and
Will Be Successful?

1
2
3
4
5
Strong, experienced leadership, focused on stakeholder values and balanced risk/returns
Directors and management willing to put their own money and relationships on the line
Large enough to be relevant, small enough to provide exceptional service and maintain strong long term relationships and competitive advantage
Attractive markets offering reasonable growth potential
Ample capital to take advantage of market opportunities

Strong, Experienced Leadership
Timothy T. O’Dell –
Proposed Chief Executive Officer
Currently the owner of the Chetwood Group, which provides advisory services to a number of privately held enterprises in construction, health care, real estate and professional services
Prior to founding Chetwood in 2003, Mr. O’Dell spent 22 years at Fifth Third Bank, and was a senior executive with
Fifth Third’s Central Ohio operations for 12 of those years, concluding his tenure serving as President and Chief
Executive Officer
For 10 of his years with Fifth Third – Central Ohio, Mr. O’Dell also served as a senior lender and managed its commercial banking and residential and commercial real estate divisions
During his tenure, Fifth Third’s Central Ohio division grew by $4 billion in deposits and $5 billion in loans from organic growth and through strategic acquisitions
Mr. O’Dell served on the board of the Columbus Chamber of Commerce and The Ohio State University Medical Center,
and he was a founding investor in the Ohio TechAngel Venture Fund
B.B.A. – Marshall University

Strong, Experienced Leadership
Robert E. Hoeweler, Jr. –
Proposed Chairman
Chief Executive Officer of a diverse group of companies owned by the Hoeweler family, including manufacturing, communication, distribution, business services and venture capital entities
Served as Vice Chairman of Winton Financial, Inc., a $550 million Cincinnati-based S&L, from its initial public offering in 1988 through its ultimate sale in 2005 to WesBanco, Inc. for 209% of tangible book value
Has served on the boards of directors of one of the country’s largest privately owned waste and recycling companies since 1986 and a privately owned commercial bakery since 1988
Director of Skipjack Financial Services, a provider of payment processing services that the Hoeweler family led from its inception through its sale to a super-regional banking company, from 1996 through 2009
B.S. – University of Cincinnati
Thad R. Perry –
Proposed President
Senior Partner with Accenture for over 30 years where he was involved in consulting, transaction structuring, and management of operations.  He operated the firm’s Columbus, Ohio practice and developed its regulated industries practice. From 1988 through 1998, Mr. Perry managed Accenture’s German, Austrian and Swiss practices, which accounted for nearly $1 billion in gross revenues
Former Chief Operating Officer of Western Europe operations, and served on Accenture’s European Management Board and the Global Strategic Planning, Management, Markets, Executive, Outsourcing, and Technology Committees
His experiences in banking include the transformation of both the technical and business processes for credit card, internet banking and security, stock and trading exchanges, international banking and customer relationship management
M.B.A. – The Ohio State University
B.S. – The Ohio State University

Strong, Experienced Leadership
James Howard Frauenberg, II –
Proposed Director
Principal owner of Addison Holding, LLC which manages investments of private individuals
Active in opening new franchises for two retail chains, Five Guys Burgers and Fries and Flip Flops
Senior officer with Check Smart Financial in Dublin, Ohio from 1995 to 2008
Donal Malenick –
Proposed Director
Chief Executive Officer of Columbus Steel Castings from 2003 through 2008
President of Worthington Steel from 1976 to 1999
Former board member of Max and Ermas Restaurants of Columbus, Ohio from 2006 until it was sold in 2008
Member of KeyBank’s advisory board from 2001 to 2005
Private investor since 2008

Strong, Experienced Leadership
Eloise L. Mackus –
Current Chief Executive Officer
Named CEO in February 2011, after becoming Interim CEO in May 2010; will continue as General Counsel
Joined CFBank in July 2003 as Senior Vice President, General Counsel and Corporate Secretary, and became Executive
Vice President of both institutions in January 2009
20 years of banking related experience
Previously served as Vice President and General Manager of International Operations and Assistant General Counsel for
J.M. Smucker Company, and Partner at Brouse McDowell
Executive Studies – Harvard and Thunderbird Universities
J.D. – University of Akron School of Law
B.A. – Calvin College
Therese Ann Liutkus –
Current President, Treasurer and Chief Financial Officer
Named President in June 2010; will continue as CFO
Joined CFBank as Chief Financial Officer in November 2003
25 years of banking experience
Previously served as CFO and Treasurer of First Place Financial Corp. and FFY Financial Corp.
B.B.A. – Cleveland State University

Strong, Experienced Leadership
Timothy R. Fitzwater –
Senior Commercial Officer
Joined CFBank in June 2010
39 years of banking experience
Previously worked for National City Bank (now PNC) for 36 years, rising to President of the Northeast Region
Managed approximately $3 billion in assets and $1 billion commercial loan portfolio
B.S. – Bowling Green State University
Keith D. Anderson –
Senior Credit Officer
Joined CFBank in June 2005
33 years of banking experience
Previously served as Senior Credit Officer for over six years with Champaign National Bank in Bath, Ohio, and
Senior Credit Officer of Summit Bank, headquartered in Fairlawn, Ohio for six years
B.S. – University of Akron
Kemper C. Allison –
Vice President of Commercial Loan Workout
Joined CFBank in February 2010
22 years of banking experience
Previously served as Senior Vice President and Chief Lending Officer of Advantage Bank in Worthington, Ohio for
nearly eight years, and held positions at Bank One, Akron, N.A. and State Savings Bank
B.S.B.A.  – The Ohio State University

Existing Intended
Ownership Purchase
Current Directors and Executive Officers $60,940 $258,500
Proposed New Directors and Executive Officers -                     2,300,000
Proposed Other Standby Purchasers -                     2,200,000
Current Directors, Executive Officers and Standby Purchasers as a Group $60,940 $4,758,500
Directors/Management Personally Invested

Competitive Size & Community Orientation
• CFBK operates four branches in three attractive
markets
• CFBK is focused on consumers and small
businesses in the communities it serves and does
not deal in derivatives, capital markets operations
or loan syndications
• The Company is committed to offering a level of
customer service that bigger banks cannot deliver
while providing the services and technology that
today’s customers desire

Williams 7.5
Fulton 7.0
Lucas 7.8
Ottawa 7.8
Defiance 7.4
Henry 7.6
Wood 7.1
Sandusky 6.7
Erie 6.0
Lorain 6.8
Cuyahoga 7.1
Lake 5.9
Geauga 5.5
Ashtabula 8.3
Trumbull 7.2
Paulding 6.6
Putnam 5.4
Hancock 5.9
Seneca 7.2
Huron 8.5
Medina 5.6
Summit 6.6
Portage 6.3
Mahoning 7.4
Van Wert 6.9
Allen 7.5
Wyandot 7.0
Crawford 8.4
Richland 7.9
Ashland 7.2
Wayne 6.0
Stark 7.1
Columbiana 7.8
Mercer 4.2
Auglaize 5.5
Hardin 7.2
Marion 7.4
Morrow 6.9
Holmes 4.7
Carroll 6.8
Shelby 6.8
Logan 6.6
Union 5.2
Delaware 4.9
Knox 6.6
Tuscarawas 6.6
Jefferson 10.1
Coshocton 9.3
Harrison 7.9
Darke 6.3
Miami 6.4
Champaign 6.8
Licking 6.4
Guernsey 8.0
Belmont 6.7
Clark 6.9
Franklin 6.2
Muskingum 9.0
Preble 7.2
Montgomery 7.6
Greene 6.8
Madison 6.3
Fairfield 6.0
Perry 9.0
Noble 9.9
Monroe 8.4
Pickaway 7.3
Morgan 10.4
Fayette 7.4
Butler 7.0
Warren 5.8
Clinton 9.8
Hocking 7.6
Washington 6.9
Ross 8.1
Athens 7.8
Vinton 9.5
Hamilton 6.7
Highland 9.5
Pike 12.6
Meigs 11.7
Clermont 6.6
Jackson 8.6
Brown 7.7
Adams 9.5
Scioto 10.5
Gallia 8.6
Lawrence 7.1

Ohio rate of 6.9% or lower

Above Ohio rate of 6.9%; US rate of 7.9% or lower

Above US rate of 7.9%; below 10.0%

10.0% or above

CFBANK

Unemployment Rate By County – May 2012 CFBank Locations (4) 27 Market Opportunity

Education Level

40%
35%
30%
25%
20%
15%
10%
5%
0%
Fairlawn
Worthington
Ohio
United States

45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
Fairlawn
Worthington
Ohio
United States

Market Opportunity
Source: SNL

Household
Income
($000s)
Did not
Completed High
School
High School
Diploma
Some College Associate
Degree
Bachelors
Degree
Graduate
Degree
< 25 25 < 49
50 < 99
100 < 199 > 200
Household
Income
($000s)

Wendy's

Nationwide
On Your Side

GOODYEAR

GOJO

FirstEnergy

SUMMA
Health System

KENT STATE
UNIVERSITY

VS
VICTORIA'S SECRET

THE GREAT SEAL OF THE STATE OF OHIO

OHIO STATE

THE UNIVERSITY OF AKRON
1870

AEP
AMERICAN ELECTRIC POWER

BIG LOTS!

Limitedbrands

KAY
JEWELERS

MYERS INDUSTRIES, INC.

A. Schulman

CFBANK

Market Opportunity 29

Market Opportunity – Shale Activity

•
CFBank’s Columbiana County branches are located in and
serve communities that are deeply impacted by the
development of the Utica Shale formation in Eastern Ohio
•
By 2015, Ohio’s natural gas and crude oil industries are
expected to generate more than $34 billion in exploration
and development, midstream, royalty and lease expenditures
•
It is estimated that approximately 2,800 new wells will be
drilled and completed by 2015, leading to the creation of
more than 200,000 new jobs and $12 billion in annual
salaries and personal income to Ohioans
•
Of the 33 drilling permits issued in the Mahoning Valley in 2012, 28 were issued in Columbiana County
•
Studies suggest that employment in the natural gas production industry will increase by approximately 260% by 2035, placing Ohio fifth in the nation for employment in this field
Kleinhenz & Associates – Economic Impact Study, September 2011
IHS Global Insight, June 2012
The Ohio Department of Natural Resources

III. Why CFBK?

•
Solid platform for quality growth
•
CFBK listed and traded on NASDAQ
•
Presence in two metro markets plus two more community branch banks
•
Akron (Fairlawn HQ)
Springboard to Cleveland metro market
•
Columbus
Existing presence with untapped potential
Historical banking relationships
•
Wellsville and Calcutta Community Branch Banks
Solid core deposits
Utica Shale opportunities
•
Cincinnati
Future expansion
Why CFBK?

Model Focused on Diversification

• Diversified balance sheet, less reliance on real estate loans, greater focus on non-credit fee income
• Expanding on community banking foundation
• Focusing on high quality small and middle market businesses, plus the private banking needs of executives and entrepreneurs who own them
• Leveraging state of the art technology to compete against the regional bank players and to create operational efficiency
• Delivered to customers by senior business and private bankers
Community
Bank
Business
Bank
Private
Banking

•
Committed to building and developing a highly qualified team
•
Management and the Board will have “skin in the game”
•
Hands-on management style that stresses accountability for results
•
Simple plan with a focus on execution
•
Strong controls and risk management processes
•
Diversified business and asset mix
•
Focus on increasing product offerings and developing core deposits
•
Building a culture that strives for excellence and drives stakeholder value
Key Operating Tenets

CFBK: A Unique Opportunity for Creating Stakeholder Value

To request additional information, please contact our Information Agent, ParaCap Group LLC, at (866) 719-5037